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EXHIBIT 10g


                              MANAGEMENT AGREEMENT

BETWEEN THE UNDERSIGNED:

(1) MICROS SYSTEMS, INC., a Maryland corporation having its principal office at 12000 Baltimore Avenue, Beltsville, MD 20705, U.S.A. (hereinafter referred to as "Micros"),

AND

(2) MR. DANIEL COHEN, a French citizen having his business address c/o DAC SYSTEMES Micros FRANCE, 18/20, rue des Bas Rogers, 92800 Puteaux, France (hereinafter referred to as the "Manager").


WHEREAS:

Subject to the terms and conditions of the Share Purchase Agreement of even date between the Manager and Micros, Micros has agreed to acquire from the Manager 77% of the issued and outstanding shares of DAC SYSTEMES Micros FRANCE ("DSMF") and of AD-Maintenance Informatique ("ADMI"), French corporations controlled by the Manager (the "Change of Control"). DSMF in turn owns 725 out of 2,500 shares of Fidelio France, a French corporation ("Fidelio France"). DSMF, ADMI and Fidelio France are hereinafter collectively referred to as the "Companies."

The Manager currently serves as the President-Directeur General (Chairman and Chief Executive Officer) of DSMF and Fidelio France, and the Gerant (Managing Director) of ADMI.

Micros and the Manager wish to define the terms of the Manager's continued participation in the management of the Companies, which shall be subject to the terms and conditions of this Agreement.


NOW THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:


ARTICLE 1 - MANAGEMENT

1.1 Following the Change of Control, the Manager shall continue to serve as the President-Directeur General (Chairman and Chief Executive Officer) of DSMF and Fidelio France, and the Gerant (Managing Director) of ADMI.

1.2 Subject to Articles 3 and 4 herein, Micros shall cause the Manager to be re-elected annually to the positions referred to in Article 1.1 above.
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ARTICLE 2 - COMPENSATION AND EXPENSES

2.1 Micros shall cause the Manager to be compensated as Chairman and Chief Executive Officer of DSMF and Fidelio France and Managing Director of ADMI an aggregate amount equal to 7% of the Companies' Net Income Before Taxes (as hereinafter defined), plus six hundred thousand French francs (600,000
     FF) per year.

2.2 For purposes of this Agreement, the term "Net Income Before Taxes" means the accounting post "Resultat Courant Avant Impots", as set forth in the audited accounts of each of the Companies (or their respective successors) for the fiscal years most recently concluded at the time that each of such additional payments is to be made, and as determined in accordance with generally accepted accounting principles in effect in the French Republic applied on a consistent basis.

2.3 The Manager is authorized to incur reasonable expenses in performing services under this Agreement and for promoting the business of Micros, including expenses for entertainment, travel and similar items, consistent with such policies as may from time to time be established by Micros.


ARTICLE 3 - TERMINATION INDEMNITIES

3.1 Micros is free at any time in its sole discretion to cause the Manager to be dismissed from or not be re-elected to one or more of his posts as Chairman and Chief Executive Officer / Managing Director of the Companies. In such event, except for termination for the reasons provided in Article
     3.3 below, Micros shall pay the Manager liquidated damages equivalent to one million French francs (1,000,000 FF) per year, pro rata temporis from the date such dismissal or non re-election occurs to the fifth anniversary of the Closing Date (as defined in Article 4.1 below). Thereafter, any dismissal or failure to re-elect shall continue to be at Micros' sole discretion without indemnities or any damages, liquidated or others, to the Manager.

3.2 The Manager is free at any time in his sole discretion to resign from his post as Chairman and Chief Executive Officer / General Manager of the Companies. In such event, no indemnities shall be due by either of the Parties hereto to the other. In such case, the obligations under Article 5 of this Agreement shall remain in effect as provided therein.

3.3 If Micros decides to terminate the Manager's employment for cause, this Agreement shall terminate and the Manager shall no longer be employed by Micros effective on the date Micros notifies the Manager of such termination. For purposes of this Agreement, the term "cause" shall mean any of the following:

     (i) the Manager has been convicted or pleaded guilty or no contest to any felony involving monies, securities or any other property;

     (ii) Micros proves that the Manager has committed a willful or grossly negligent act which causes material harm to Micros or any of its affiliates or subsidiaries;
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     (iii)     Micros proves that the Manager has committed fraud or
               embezzlement affecting Micros or any of its property.

Upon any termination pursuant to this Section 3.3, all rights of the Manager under this Agreement shall cease to be effective as the date of the termination, the Manager shall no longer be manager of Micros, and, to the extent permitted by law, the Manager shall have no right to receive any payments or benefits hereunder, including under Section 3.1 above.


ARTICLE 4 - TERM

4.1 Subject to Article 4.2 below, this Agreement shall enter into effect upon the occurrence of the Change of Control (such date being hereinafter referred to as the "Closing Date"), and shall continue until the fifth anniversary of the Closing Date.

4.2 This Agreement shall automatically terminate upon the occurrence of either of the events referred to in Articles 3.1 and 3.2 above. The payment obligations of Micros pursuant to Article 3.1 shall survive such termination and remain subject to the terms of Article 5 as provided below.


ARTICLE 5 - NON-COMPETITION / CONFIDENTIALITY

5.1 The Manager agrees and undertakes not to, either directly or indirectly, as an individual or under the veil of a company, manage or carry or otherwise conduct any business in competition with the business of DSMF and/or Fidelio France and/or ADMI during the term of this Agreement and for a period of two years from the moment at which he ceases to serve as the Chairman and Chief Executive Officer of DSMF and/or Fidelio France and/or the Gerant (Managing Director) of ADMI.

5.2 The Manager acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services, the Manager will have access to confidential information vital to Micros' and DSMF's and Fidelio France's businesses. By reason of this, the Manager consents and agrees that if the Manager breaches any of the provisions of this Section 5.2, Micros would sustain irreparable harm and, therefore, in addition to any other right or remedy available to Micros, Micros shall be entitled to an injunction restraining the Manager from committing or continuing any such breach. The Manager acknowledges that a violation of this Section 5.2 could not adequately be compensated by money, damages, and the Manager therefore agrees that the provisions of this Section 5.2 may be specifically enforced against the Manager in any court of competent jurisdiction, irrespective of the arbitration provisions contained herein. No bond or other security shall be required of Micros. Nothing herein shall be construed as prohibiting Micros from pursuing any other remedies available to Micros for such breach, including the recovery of damages from the Manager in accordance with Article 6 hereof. The provisions of this Section 5.2 shall survive the termination of this Agreement, irrespective of the reason therefor, for a period of five (5) years.
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ARTICLE 6 - APPLICABLE LAW; ARBITRATION

6.1 This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, U.S.A., without giving effect to the conflict of laws principles thereof, and in accordance with the United States Arbitration Act, 9 U.S.C. Sections 1 et seq.

6.2 Any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. The number of arbitrators shall be three. One arbitrator shall be appointed by each of the Parties hereto and the third by agreement of the aforesaid two arbitrators or, failing such agreement, the president of the arbitration tribunal shall be designated by the International Chamber of Commerce as appointing authority.


ARTICLE 7 - RESIDENCY / LEAVE OF ABSENCE

7.1 Manager agrees to remain a legal resident of France during the term of this Agreement.

7.2 Micros agrees to allow Manager a period of up to three (3) consecutive months leave without pay during the term of this Agreement to attend a college or university level course of his choosing.


ARTICLE 8 - MISCELLANEOUS

8.1 Any notices under this Agreement shall be deemed to be sufficiently given if hand-delivered in person and/or sent by telefax followed by certified airmail with return receipt requested addressed to the Parties at their respective addresses set forth at the head of this Agreement. Either Party may change its address for receipt of notices by notice duly given to the other Party.

8.2 Except as otherwise expressly provided herein, each of the Parties shall pay its own expenses resulting herefrom.

8.3 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, and all successors to Micros shall be jointly and severally liable for the obligations hereunder.

8.4 No change in, addition to, or waiver of the terms and provisions of this Agreement shall be binding unless approved in writing by the Parties.

8.5 If at any time any part, any article, or any part of such article of this Agreement is adjudged invalid, unenforceable or illegal by any court, public authority, governmental department or agency, or other forum, such adjudication shall not effect the remaining portions of this Agreement, and the Agreement shall be construed as if such invalid, enforceable or illegal provision had never been contained herein.
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8.6  The descriptive words or phrases at the head of the various Articles of this Agreement are inserted only as a convenience and for reference and are in no way intended to be a part or this Agreement, or in any way define, limit or describe the scope or intent of the particular Article to which they refer.

8.7 Except as otherwise required by law, this Agreement shall be held in confidentiality by the Parties hereto. The nature and timing of any public announcements concerning the transactions contemplated in this Agreement shall be subject to prior agreement between the Parties.


IN WITNESS WHEREOF, the Parties have signed this Agreement in 2 originals in the place and on the date set out below.


Beltsville, Maryland, U.S.A.

Date: August 25, 1995


DANIEL COHEN                  MICROS SYSTEMS, INC.

/s/ Daniel Cohen              By:  /s/ Ronald J. Kolson
-------------------------          -----------------------------------
                                   Name: Ronald J. Kolson
                                   Title: Executive Vice President


Witnessed by:                 Witnessed by:



/s/ A. L. Giannopoulos        /s/ Deana Angelastro
-------------------------     ----------------------
Name: A. L. Giannopoulos      Name: Deana Angelastro
Title: President & CEO        Title: Executive Assistant